                                                                    EXHIBIT 3.45


                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                                LANDBANK, INC.

                              A STOCK CORPORATION

                    (Original Certificate of Incorporation
                                Filed with the
                  Secretary of State of the Stare of Delaware
                             on October 19, 1994)

     In accordance with Section 245 of the General Corporation Law of the State of Delaware ("DGCL"), LandBank, Inc., pursuant to a resolution proposed by its Board of Directors and adopted by its stockholders in the manner and by the vote prescribed by Section 242 of the DGCL, hereby adopts the following Amended and Restated Certificate of Incorporation.

     FIRST: The name of the corporation (the "Corporation") is LandBank, Inc.

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: Section 1.  Authorized Capital Stock.  The Corporation is
                         ------------------------
authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 25,000,000 shares, consisting of 20,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share.

     Section 2. Preferred Stock.  The Preferred Stock may be issued in one or
                ---------------
more series. The Board of Directors of the Corporation is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

          a. the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series:

          b. the voting powers, if any, and whether such voting powers are full or limited in such series;

          c. the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

          d. whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

          e. the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

          f. the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

          g. the right, if any to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

          h. the provisions, if any, of a sinking fund applicable to such series; and

          i. any other relative participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

     The Corporation is hereby authorized to issue such number and series of Preferred Stock on the terms and with the provisions as set forth on Exhibit A
                                                                     ---------
hereto.

     Section 3. Common Stock. Except as may otherwise be provided in a
                ------------
Preferred Stock Designation, the holders of Common stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

     FIFTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of Article Fifth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

     SIXTH: Each person who is or was or has agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

     The foregoing Amended and Restated Certificate of Incorporation supersedes the original Certificate of Incorporation, together with all previous amendments thereto.

     IN WITNESS WHEREOF, executed this 9th day of May, 1996.



                              LandBank, Inc.



                              By:  /s/  William P. Lynott
                                 ---------------------------------
                                       William P. Lynott
                                       President

ATTEST:



By: /s/ Jennifer L. Hernandez
   --------------------------------
        Jennifer L. Hernandez
        Secretary

                                                                       EXHIBIT A

                                                                       ---------

          POWERS, RIGHTS, PREFERENCES, QUALIFICATIONS AND LIMITATIONS
                                      OF
                     SERIES A CONVERTIBLE PREFERRED STOCK

1.   Designation.
     -----------

     There is hereby designated one series of Preferred Stock designated as follows: "Series A Convertible Preferred Stock," consisting of three million (3,500,000) shares, $.001 par value per share ("Series A Preferred Shares") and the shares of Series A Preferred Shares shall be referred to as "Preferred Shares." The Preferred Shares shall have the following powers, rights, preferences, qualifications and limitations.

2.   Dividends.
     ---------

     (a) The holders of record of Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends in the amount per share of $.028 per annum, payable quarterly on April 1, July 1, October 1 and January 1 in each year commencing April 1, 1999 (each such date a "Dividend Payment Date"), except that the dividend payable on the first Dividend Payment Date shall be the dividend accruing from the date of issuance of the Preferred Shares through March 31, 1999. Dividends shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends not declared and paid shall continue to cumulate and accrue on a quarterly basis, and any and all such accrued dividends shall be paid as provided in Section 3, 5 and 7 hereof.

     (b) At the election of the holders of the Preferred Shares: (i) up to two-thirds of the dividends accruing from the date of issuance of the Preferred Shares through March 31, 1998 may be paid in additional Preferred Shares and
(ii) up to one-third of the dividends accruing from March 31, 1998 through March 31, 1999 may be paid in additional Preferred Shares. The number of Preferred Shares to be issued in payment of any dividend to be paid in Preferred Shares shall be determined by dividing the amount of the dividend by the greater of $.35 and the consideration per share received by the Corporation in its most recent round of venture capital financing with institutional investors or, if there has been no such venture capital financing within the most recent 12 month period, the fair market value per share as determined in good faith by the Board of Directors, except that the equivalent of any fractional share shall be paid in cash. In order that no fractional shares of Preferred Shares need be issued, whenever the Corporation shall declare and pay a dividend payable in additional Preferred Shares, the number of Preferred Shares to be issued to each holder shall be rounded to the nearest whole share, rounding .5 and greater up.

     (c) The holders of record of Preferred Shares also shall be entitled to participate pari passu with the holders of Common Shares in any and all
            ---- ------
dividends or other distributions declared on the Corporation's Common Stock, $.001 par value ("Common Shares"), based on the number of Common Shares into which the Preferred Shares could be converted on the record date for such dividend or, if no record date is established, the date on which such dividend is declared. Any such dividends or other distributions shall be paid at the same time as payment is made with respect to the Common Shares.

     (d) In no event shall any dividend, whether in cash or other property, be declared or paid or set apart for payment, nor shall any other distribution be made, with respect to any other shares of capital stock of the Corporation, nor shall any Common Shares or monies or other consideration be set aside for or applied to the purchase, redemption or retirement of any such shares or made available for a sinking fund for such purpose, unless all accrued dividends on the then outstanding Preferred Shares shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart. Nothing in this Subsection 2(d) shall restrict the Corporation's ability to declare dividends on the Common Shares payable in Common Shares.

3.   Liquidation, Dissolution or Winding Up.
     --------------------------------------

     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of Preferred Shares shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Common Shares or other shares of the Corporation's capital stock, an amount equal to $.35 per share (each as adjusted to reflect any share split, combination, reclassification or similar event involving the Preferred Shares), plus all accrued and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of the Preferred Shares with respect to such liquidation, dissolution or winding up. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Preferred Shares of the amounts thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Preferred Shares based upon the aggregate liquidation preference of the Preferred Shares held by each such holder and the aggregate liquidation preference of all Preferred Shares. After such payment shall have been made in full to the holders of the Preferred Shares or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Preferred Shares so as to be available for such payment, the holders of Preferred Shares shall have no further rights with respect to any remaining assets of the Corporation legally available for distribution to the holders of its capital stock. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by not less than three-fourths of the Directors then serving or the Board of Directors of the Corporation. Holders of at least 66.7% of the Preferred Shares then outstanding shall be entitled to elect to cause a reorganization, consolidation or merger of the Corporation or a sale or other disposition of all or substantially all of the assets of the Corporation to be treated as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3. Holders of Preferred Shares shall exercise such election by giving written notice to the Corporation not less than one business day prior to the date on which the applicable transaction is to be consummated, and may make such election conditioned on the transaction being consummated on the terms disclosed to such holders.

4.   Voting Rights.

     Each holder of Preferred Shares shall be entitled to vote on all matters submitted to a vote of the holders of Common Shares and shall be entitled to that number of votes equal to the largest number of whole Common Shares into which such holder's Preferred Shares could be convened pursuant to the provisions of Section 5 on the record date for the determination of shareholders entitled to vote on such matter or, if no record date is established, on the date such vote is taken or any written consent of shareholders is first executed. Except as otherwise required by law, the holders of Preferred Shares and Common Shares shall vote together as a single class on all matters.

5.   Conversion Rights
     -----------------

     (a)  Optional Conversion.  Subject to the terms and conditions of this
          -------------------
Section 5, the holder of any Preferred Shares shall have the right, at its option at any time and from time to time, to convert all or any portion of such shares into such number of fully paid and nonassessable Common Shares as is obtained by multiplying the number of Preferred Shares to be converted by $.35 and dividing the result by the conversion price of $.35 per share or, in the event any adjustment of such conversion price has taken place pursuant to the provisions of this Section 5, by the conversion price in effect on the date such Preferred Shares are surrendered for conversion (such conversion price, or such conversion price as last adjusted, being referred to herein as the Conversion Price"). Upon any conversion of Preferred Shares pursuant to this Section 5, all accrued but unpaid dividends shall be converted into such number of Common Shares achieved by dividing the aggregate amount of such dividends accrued on the Preferred Shares held by each holder by the Conversion Price then in effect.

     (b)  Automatic Conversion.  (i) All outstanding Preferred Shares, plus all
          --------------------
accrued and unpaid dividends thereon, shall be convened automatically into the number of Common Shares into which such Preferred Shares are then convertible pursuant to this Section 5, without any action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent on the earliest to occur of: (A) the date on which the Corporation receives proceeds from an initial public offering of Common Shares consummated pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "1933 Act"), net of any underwriting discounts or commissions and any expenses incurred by the Company in connection with such offering, of at least $2,500,000 where the price per share paid by the public for such shares is at least $3.00 per share; (B) the date on which holders of at least 66.7% of the then own outstanding Preferred Shares convert such Preferred Shares into Common Shares pursuant to this Section 5; (C) in the event the holders of the Preferred Shares have exercised their "Put Option" under Section 9 of the Share Purchase Agreement, the date on which such holders have received payment in full of the Put Price (as defined in the Share Purchase Agreement); and (D) March 31, 2001.

               (ii) Upon the occurrence of an event triggering the automatic conversion of Preferred Shares as provided in the preceding subparagraph
     (i), the

     Corporation shall promptly give written notice to all holders of Preferred Shares of such event. As soon as practicable after giving such notice, the Corporation shall issue and deliver or cause to be issued and delivered a certificate or certificates for the number of full Common Shares issuable (or other shares, other securities, cash or other property issuable, deliverable or payable) upon such conversion, together with any cash payment to be made in lieu of fractional shares as provided in Subsection 5(h) in exchange for the certificates representing the Preferred Shares converted pursuant to this Subsection 5(b), together with proper assignments of such certificates.

     (c)  Mechanics of Conversion.  The rights of conversion under Subsection
          -----------------------
5(a) shall be exercised by a holder of Preferred Shares by (i) surrendering the certificates representing such shares, together with written notice of such holder's election to convert such shares (the "Conversion Notice"), and a proper assignment of such certificates to the Corporation. The Conversion Notice shall state the names and addresses in which and to which the certificates representing the Common Shares issuable or, if applicable, the other shares, other securities, cash or other property issuable, deliverable or payable, upon such conversion shall be issued, delivered or paid, as the case may be. The date upon which the certificates representing the Preferred Shares to be converted, the Conversion Notice and the proper assignment have all been received by the Corporation is referred to herein as the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver or cause to be issued and delivered, as specified in the Conversion Notice, certificates for the number of full Common Shares issuable (or other shares, other securities, cash or other property issuable, deliverable or payable) upon such conversion together with any cash instead of fractional shares as provided in Subsection 5(i). Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder of the converted Preferred Shares shall cease and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby. In the event of the liquidation, dissolution or winding up of the Corporation, the holders of Preferred Shares shall be entitled to convert their shares in accordance with the terms of this Section 5 at any time prior to the date which is three days prior to the distribution of the proceeds from such liquidation, dissolution or winding up of the Corporation, and such conversion may be conditioned upon such distribution actually occurring. Any accrued but unpaid dividends outstanding with respect to Preferred Shares shall be paid in full by the Corporation at the time the Corporation delivers the certificates to the former holders of Preferred Shares pursuant to this paragraph (c).

     (d)  Adjustment of Conversion Price Upon Issuance of Common Shares.
          -------------------------------------------------------------

     (1)  Issuance of Common Shares.  Except as provided in Subsection 5(d)(7),
          -------------------------
     if and whenever the Corporation shall issue or sell, or under any of Subsections 5(d)(2) through 5(d)(6) is deemed to have issued or sold, any of its Common Shares for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then the Conversion Price at such time shall be reduced to an amount equal to the amount determined by dividing (i) an amount equal to the sum of (A) the number of Common Shares outstanding immediately prior to such issuance or sale (including as outstanding all Common Shares issuable upon conversion of outstanding Preferred Shares and all Common Shares issuable upon the exercise of Options or the conversion of Convertible Securities, as such terms are defined in Subsection 5(d)(2)), multiplied by the Conversion Price at such time and (B) the consideration, if any, received and/or receivable by the Corporation in connection with such issuance or sale, by
     (ii) the total number of Common Shares outstanding immediately after such issuance or sale, including as outstanding all Common Shares issuable upon conversion of outstanding Preferred Shares and all Common Shares issuable upon the exercise of Options or the conversion of Convertible Securities.

     (2)  Issuance of Rights or Options.  In case at any time the Corporation
          -----------------------------
     shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Shares or any stock or securities convertible into or exchangeable for Common Shares (such rights or options being hereinafter referred to as "Options" and such convertible or exchangeable stock or securities being hereinafter referred to as "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which a Common Share is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the maximum number of Common Shares issuable upon the full exercise of such Options or upon the full conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the maximum number of Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of the maximum number of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date such Options were granted and thereafter shall be deemed to be outstanding. Except as otherwise provided in Subsection 5(d)(4), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities if an appropriate adjustment was previously made pursuant to this Subsection 5(d)(2) upon the issuance of such Options.

     (3)  Issuance of Convertible Securities.  In case the Corporation shall in
          ----------------------------------
     any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which a Common

     Share is issuable upon such conversion or exchange (determined by dividing
     (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the maximum number of Common Shares issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then the maximum number of Common Shares issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided that
     (a) except as otherwise provided in Subsection 5(d)(4), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities if an appropriate adjustment was previously made pursuant to this Subsection 5(d)(3) upon the issuance of such Convertible Securities, and (b) if any such issuance or sale of such Convertible Securities is made upon the exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Subsection 5(d), no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

     (4)  Change in Option Price or Conversion Rate.  In the event that the
          -----------------------------------------
     purchase price provided for in any Option referred to in Subsection 5(d)(2), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Subsections 5(d)(2) or 5(d)(3), or the rate at which any Convertible Securities referred to in Subsections 5(d)(2) or 5(d)(3) are convertible into or exchangeable for Common Shares, shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such purchase price, additional consideration or conversion rate, as the case may be, at the time such options or Convertible Securities were initially granted, issued or sold. In the event any Option or any right to convert or exchange Convertible Securities shall expire or terminate without being exercised, the Conversion Price then in effect hereunder shall be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Shares issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in Subsection 5(d)(2) or the rate at which any Convertible Securities referred to in Subsections 5(d)(2) or 5(d)(3) are convertible into or exchangeable for Common Shares shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Shares upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Shares and had adjustments been made upon the issuance of the Common Shares delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is hereby reduced.

     (5)  Consideration for Stock.  In case any Common Shares, Options or
          -----------------------
     Convertible Securities shall be issued or sold for cash, the consideration received therefore shall be deemed to be the amount received by the Corporation therefor, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Common Shares, Options or Convertible Securities shall be issued or sold, in whole or in part, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration as determined in good faith by three-fourths of the Directors on the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.

     (6)  Treasury Shares.  The disposition of Common Shares owned or held by or
          ---------------
     for the account of the Corporation (other than as a result of a cancellation of treasury shares) shall be considered an issue or sale of Common Shares for the purpose of this Subsection 5(d).

     (7)  When Adjustment is Not Required.  Notwithstanding any provision herein
          -------------------------------
     to the contrary, no adjustment shall be made in the Conversion Price as a result of (i) the issuance of Common Shares upon conversion of any Preferred Shares and accrued but unpaid dividends; or (ii) any subdivision or combination affecting the Common Shares or the issuance of Common Shares pursuant to a stock dividend or other distribution on Common Shares if an appropriate adjustment to the Conversion Price is made pursuant to Subsection 5(e). Except to the limited extent provided for in Subsections 5(d)(4), no adjustment of the Conversion Price pursuant to this Subsection 5(d) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

     (e)  Subdivision or Combination of Stock.  In case the Corporation shall at
          -----------------------------------
any time split or subdivide its outstanding Common Shares into a greater number of shares, the Conversion Price for the Preferred Shares in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding Common Shares of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (f)  Reorganization, Reclassification, Consolidation or Merger. In the
          ---------------------------------------------------------
event of any capital reorganization or reclassification of the outstanding capital stock of the Corporation, or any consolidation of the Corporation with, or merger of the Corporation with or into, another Corporation or entity, or the sale, exchange, assignment, lease, transfer or other disposition of all or substantially all of the assets of the Corporation, where, in connection with such event, the holders of Common Shares will be entitled to receive stock, securities, cash or other property with respect to or in exchange for such Common Shares, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale of assets, lawful and adequate provision (in form and substance reasonably satisfactory to the holders of a majority of the outstanding Preferred Shares) shall be made whereby each holder of Preferred Shares shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Common Shares of the Corporation immediately theretofore receivable upon the conversion of such Preferred Shares, such shares of stock, securities, cash or other property as may be issuable or payable with respect to or in exchange for the number of Common Shares immediately theretofore so receivable, and in any such case, appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, cash or other property thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such consolidation or merger, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation or merger). In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving Corporation are issuable to holders of Common Shares of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding Common Shares of the Corporation. The Corporation shall not effect any consolidation or merger contemplated by this Subsection 5(f) unless prior to the consummation thereof the successor Corporation (if other than the Corporation) resulting from such consolidation or merger shall assume by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the outstanding Preferred Shares), executed and mailed first class mail, postage prepaid, to each holder of Preferred Shares at the last address of such holder as shown by the records of the Corporation, the obligation to deliver to such holders such shares of stock, securities, cash or other property as, in accordance with the foregoing provisions, such holder may be entitled to receive.

     (g)  Notice of Adjustment.  Upon any adjustment of the Conversion Price,
          --------------------
then and in each such case, the Corporation shall deliver a written certificate, by first class mail, postage prepaid, addressed to each holder of Preferred Shares, at the last address of such holder shown by the records of the Corporation, which certificate shall be signed by the President, Chief Executive Officer or Chief Financial Officer of the Corporation specifying the Conversion Price resulting from such adjustment and details of the calculation and the facts upon which the calculation is based.

     (h)  Fractional Shares.  No fractional Common Shares (or other shares or
          -----------------
other securities) or scrip representing fractional shares shall be issued upon conversion of any of the Preferred Shares. Instead, the Corporation shall pay cash in an amount equal to the fair market value of such fractional share at the time of such conversion, as determined in good faith by three-fourths of the Directors of the Board of Directors of the Corporation.

     (i)  Reservation of Common Shares.  The Corporation shall at all times
          ----------------------------
reserve and keep available and free of preemptive rights out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Common Shares (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares plus all accrued and unpaid dividends, and if at any time the number of authorized but unissued Common Shares (or such other shares or other securities) shall not be sufficient to effect the conversion of all then outstanding Preferred Shares plus all accrued and unpaid dividends, the Corporation shall take such action as may be necessary to increase its authorized but unissued Common Shares (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

     (j)  Costs of Conversion.  The Corporation shall pay all documentary, stamp
          -------------------
or other similar taxes attributable to the issuance or delivery of Common Shares (or other shares or other securities) of the Corporation upon conversion of any of the Preferred Shares. However, the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Preferred Shares in respect of which such shares are being issued.

6.   No Reissuance of Preferred Shares.
     ---------------------------------

     No Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, amid all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The President, Chief Executive Officer or any Vice-President and the Secretary or any Assistant Secretary of the Corporation are hereby authorized and directed on behalf of the Corporation to file such documents from time to time as may be necessary to reduce the authorized number of Preferred Shares accordingly.

7.   Notices of Certain Events.
     -------------------------

     In the event of:

     (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or distribution, or any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right; or

     (b) any proposed capital reorganization or restructuring of the Corporation, any proposed reclassification or recapitalization of the shares of the Corporation, any proposed merger or consolidation of the Corporation, or any proposed sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation; or

     (c) any proposed voluntary or involuntary liquidation dissolution or winding up of the Corporation;

then, and in each such event, the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of Preferred Shares at the last address of such holder shown by the records of the Corporation; specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, restructuring, reclassification, recapitalization, sale, consolidation, merger, dissolution, liquidation or winding up is proposed to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Shares (or other securities) are to surrender such Common Shares (or other securities) for securities or other property deliverable upon such reorganization, restructuring, reclassification, recapitalization, sale, consolidation, merger, dissolution, liquidation or winding up. Unless waived in writing, each such notice shall be mailed at least 15 days prior to the date specified in such notice on which such action is to be taken.

     8.  Preemptive Rights.  (a) Subject to the provisions of this Section 8,
         -----------------
each holder of Preferred Shares shall have the preemptive right to purchase, in the case of the proposed issuance by the Corporation of, or the proposed granting by the Corporation of rights or options to purchase, shares of any class of the Corporation's capital stock or any Options or Convertible Securities, during a reasonable time to be fixed by the Corporation's Board of Directors (which shall not be less than 20 days) that number of such shares or Options or Convertible Securities as shall bear the same proportion to the aggregate number of such shares or Options or Convertible Securities as shall bear the same proportion to the aggregate number of such shares or Options or Convertible Securities to be issued or sold as the number of Common Shares as are issuable upon conversion of the Preferred Shares held by such holder on the record date for determination of holders of Preferred Shares entitled to exercise such preemptive rights bears to the sum of (i) the total number of Common Shares issued and outstanding on such record date and (ii) the number of Common Shares issuable upon conversion or exercise of the Preferred Shares and any Convertible Securities or Options issued and outstanding on such record date, and at a price or prices no less favorable to the holders of such Preferred Shares than the price or prices at which such shares or other securities are proposed to be offered for sale to others.

     (b) Notwithstanding anything to the contrary in this Section 8, no holder of Preferred Shares shall have any preemptive right to purchase any shares of any class of the Corporation's capital stock or any Options or Convertible Securities (i) issuable upon conversion of any Preferred Shares; (ii) issuable upon conversion of Convertible Securities or the exercise of Options if such holder was offered the opportunity to purchase such Convertible Securities or Options pursuant to this Section 8 or as to which such holder was not given such opportunity by reason of the application of this subsection 8(b); (iii) issued in any transaction with respect to which holders of 66.7% of the outstanding Preferred Shares have waived in writing their preemptive rights granted hereunder; (iv) issued to the public pursuant to a registration statement filed with the SEC under the 1933 Act, or (v) issuable in connection with stock splits, stock dividends or recapitalizations; or (vi) issuable to employees and prospective employees pursuant to any plan or pattern of employee equity participation, or to consultants, advisors, and other strategic partners with whom the Corporation deals in the course of operating its business to the extent such capital stock, Options or Convertible Securities in the aggregate (assuming exercise and/or conversion of any such Options or Convertible Securities) do not exceed 2,000,000 Common Shares.

     (c) The Corporation's Board of Directors shall cause to be given to each holder of Preferred Shares entitled to purchase shares or other securities in accordance with this Section 8 a written notice by first class mail, postage prepaid, addressed to its last address as shown by the records of the Corporation setting forth the time within which (which shall not be less than 30 days), and the terms and conditions upon which, the holder may purchase such shares or other securities. Subject to the other terms of the Preferred Shares, any securities which the Corporation proposes to issue or grant which are not purchased by the holders of Preferred Shares pursuant to this Section 8 may be sold or granted by the Corporation to any third parry within 90 days after the expiration of the period during which the holder shall have the preemptive right to purchase, but the Corporation shall not sell or grant any such securities after such 90 day period without renewed compliance with this Section 8.